Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference to our reports dated February 15, 2022, with respect to the financial statements and financial highlights of VanEck VIP Emerging Markets Bond Fund, VanEck VIP Emerging Markets Fund, VanEck VIP Global Gold Fund and VanEck VIP Global Resources Fund, four of the funds constituting VanEck VIP Trust, included in their Annual Report to Shareholders for the fiscal year ended December 31, 2021, into this Post-Effective Amendment No. 91 to the Registration Statement (Form N-1A, File No. 033-13019) of VanEck VIP Trust, filed with the Securities and Exchange Commission on April 26, 2023.

/s/ Ernst & Young LLP

New York, New York
April 25, 2023